SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2021

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

001-34362	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

205 Crosspoint Parkway	Buffalo	NY	14068
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

_________________________________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CMCO	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2021, Columbus McKinnon Corporation (the “Company”) entered into an amended and restated $550 million credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (JPMorgan Chase Bank) as Administrative Agent and JPMorgan Chase Bank, PNC Capital Markets LLC, and Wells Fargo Securities LLC as joint lead arrangers and joint bookrunners. The Credit Agreement provides for credit facilities (the “Facilities”) consisting of a Revolving Facility (“Revolver”) in an aggregate amount of $100 million and a $450 million Term Facility (“Term Loan”). The Credit Agreement amended and restated the Company’s prior credit agreement, which was entered into on April 7, 2021 (the “Prior Credit Agreement”) to finance the purchase price for the Dorner acquisition, pay related fees, expenses and transaction costs, and refinance the Company's borrowings under its prior term loan and revolving credit facilities. Prior to the effectiveness of the Credit Agreement, the Company repaid $200 million of the term loans under the Prior Credit Agreement from proceeds of the Company’s previously announced equity offering and from cash on hand.

The key terms of the Credit Agreement are as follows:

1)Term Loan: An aggregate $450 million Term Loan which requires quarterly principal amortization of 0.25% with the remaining principal due at maturity date. In addition, if the Company has Excess Cash Flow (ECF) as defined in the Credit Agreement, the ECF Percentage of the Excess Cash Flow for each fiscal year minus optional prepayments of the Loans (except prepayments of Revolving Loans that are not accompanied by a corresponding permanent reduction of Revolving Commitments) pursuant to Section 2.10(a) of the Credit Agreement other than to the extent that any such prepayment is funded with the proceeds of Funded Debt, shall be applied toward the prepayment of the Term Loan. The ECF Percentage is defined as 50% stepping down to 25% or 0% based on the achievement of specified Secured Leverage Ratios as of the last day of such fiscal year.

2)Revolver: An aggregate $100 million secured revolving facility which includes sublimits for the issuance of standby letters of credit, swingline loans and multi-currency borrowings in certain specified foreign currencies.

3)Fees and Interest Rates: Commitment fees and interest rates are determined on the basis of either a Eurocurrency rate or a Base rate plus an applicable margin. The applicable margins in respect of the Term Loans are 2.75%, in the case of Eurocurrency loans, and 1.75%, in the case of Base rate loans and in respect of Revolver loans, the applicable margins are initially 2.75%, in the case of Eurocurrency loans, and 1.75%, in the case of Base rate loans. In the case of Revolver loans, the applicable margin is subject to adjustment based upon the Company's Total Leverage Ratio (as defined in the Credit Agreement). Eurocurrency rates and the Base rate are subject to floors of 0.50% and 1.50%, respectively.

4)Prepayments: The Credit Agreement permits a Borrower to voluntarily prepay either the Term Loan or Revolver in whole or in part at any time, and requires certain mandatory prepayments of the Term Loan or Revolver on the occurrence of certain events which will permanently reduce the commitments under the Credit Agreement, each without premium or penalty, subject to reimbursement of certain costs of the Lenders. A prepayment premium of 1% of the principal amount of the Term Facility is required if the prepayment is associated with a Repricing Transaction and it were to occur within the first six months following the closing date.

5)Covenants: Provisions containing covenants required of the Company and its subsidiaries including various affirmative and negative financial and operational covenants. The financial maintenance covenant is triggered only on any date when any Extension of Credit under the Revolving Facility is outstanding (excluding any Letters of Credit) (the “Covenant Trigger”), and prohibits the Total Leverage Ratio for the Reference Period ended on such date from exceeding (i) 6.75:1.00 as of any date of determination prior to June 30, 2021, (ii) 5.50:1.00 as of any date of determination on June 30, 2021 and thereafter but prior to June 30, 2022, (ii) 4.50:1.00 as of any date of determination on June 30, 2022 and thereafter but prior to June 30, 2023 and (iii) 3.50:1.00 as of any date of determination on June 30, 2023 and thereafter.

6)Collateral: Obligations under the Facilities are secured by liens on substantially all assets of the Company and its material domestic subsidiaries.

The above summary of the Facilities is qualified in its entirety by reference to the full text of the Credit Agreement, a complete copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 8.01	Other Events.

On May 14, 2021 the Company issued a press release announcing the credit agreement. A copy of the press release has been attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit Agreement dated May 14, 2021
99.1	Press Release dated May 14, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name:	Gregory P. Rustowicz
Title:	Vice President Finance and Chief Financial Officer
(Principal Financial Officer)

Dated: May 17, 2021